Exhibit 99.1

A letter from the CEO

Dear Shareholder:

With its NASDAQ listing in 2016, MySize`s transition to a dually listed company on both the Tel-Aviv and NASDAQ stock exchanges – in the heart of two of the world’s most important markets for emerging technology companies -- was a major milestone for our Company.

I would like to welcome all of our new shareholders on both exchanges and take this opportunity to discuss our market position, strategy and goals. As we have gained many new shareholders this year, I will also briefly cover my track record as context for why I am so excited about the future of MySize.

My background includes 20 years of relevant executive experience. Prior to co-founding MySize in 2014, I served as Managing Director for nine years at Malers Automation and Control, an Israeli systems company developing automation and control systems for the industrial market. Prior, I worked for Eldat, a telecommunication company, for a total of six years where, as sales manager, I was responsible for opening and maintaining sales channels. Earlier, I earned a B.SC. Degree in business information systems and information technology at Middlesex University in London, UK. Companies are as good as its people, and I am proud to be surrounded by an outstanding management team of accomplished professionals.

Our mission is to develop, produce and sell disruptive digital measurement technology through smartphones and hand-held devices to a diverse variety of industries -- saving them time and money while in tandem providing enhanced accuracy and simplicity. We represent a pure play in unique measurement technology based on sophisticated, patent-pending algorithms and cutting edge technology with diverse applications for many industries including apparel, e-commerce, DIY, home furnishings and courier/shipping.

According to the National Retail Federation, in 2015, in the US alone, online consumers returned $260 billion in merchandise to retailers, with most send-backs due to customer satisfaction.

If you haven’t done so recently, we invite you to download and try out our newest app SizeUp, a smart measuring tape, quickly becoming a ‘must have’ in every smart phone like a flashlight or a calculator. SizeUp empowers you to measure flat surfaces simply by moving your smartphone from one side of an object to another, such as furniture and packages. We also have TrueSize which enables online shoppers to create a secure, online profile of their personal measurements, which can then be utilized to ensure that no matter the manufacturer or size chart, they will always choose the right size the first time.

Since we do not produce, inventory or sell products, we are free to pursue and partner with companies of all stripes and colors. We address clearly defined markets of well over $300 billion today that are rapidly trending higher.

Strong Progress in 2017

Thus far, 2017 has been characterized by strong progress technologically as we have advanced our proprietary apps and integrated client-side solutions gaining momentum in our marketing initiatives. Throughout this year, we are rapidly transitioning from an R&D organization to a primarily sales and marketing enterprise.

Just last month, we announced completion of the beta-pilot testing phase and the beginning of the last phase before commercialization of KatzID, a courier measurement application (app) developed by MySize. Katz is the second largest delivery company in Israel with more than 550 employees delivering more than five million packages annually.

As we evolve from R&D to an operating company, we are also actively building and upgrading our corporate infrastructure and policies from sales, customer service and support to communications and financial management and reporting systems. We have an excellent management team, Board and advisors in place which we plan to reinforce in the weeks and months ahead to facilitate rapid growth and consistent with our relatively new status as a NASDAQ listed issuer. Once again, if you haven’t recently, I’d be proud for you to peruse them at: http://mysizeid.com/investor-relations/.

We have a strong and growing intellectual property portfolio, consisting of patent applications surrounding our technology and methods, erecting formidable barriers to entry.

Our total addressable markets are practically as vast as the global apparel, e-commerce, DIY, home furnishings, and shipping/courier industries themselves. Examples: Global e-commerce will increase 16.4% in 2017, to $2.197 trillion, with web sales accounting for 8.2% of total retail and will increase 13.3% in 2018 to $2.489 trillion, with web sales accounting for 8.8% of total retail. Within e-commerce, we are focused on the apparel category (and its 15% return rate) with estimated US retail ecommerce sales of about $60 billion in 2015, a 17.2% share of total US retail ecommerce. Retail ecommerce sales will make up 7.4% of the total retail market worldwide, or $1.671 trillion. By 2019, that will jump to $3.578 trillion, with retail ecommerce accounting for 12.8% of retail purchases. The courier market is also expected to experience substantive growth. According to Accenture Consulting, the parcel delivery industry is projected to increase by 9 percent annually to more than $343 billion globally by 2020. Research and Markets is also predicting an increase in the global courier, express, and parcel (CEP) market. They expect the industry to grow at a CAGR of 5.78% during the period 2016-2020.

As global competition in both retail e-commerce and its corresponding shipping/courier markets intensifies, margins for those companies will continue to shrink. A perfect fit for their customers means fewer returns, higher margins and increased customer loyalty. Detailed analyses of several major apparel companies and their margins and return rates prove our value proposition and the high ROI on our services for eliminating returns.

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MySize: Win-Win Scalable Model and Growth Strategy

Our opportunities are wide open to do business throughout all of the aforementioned industries.

As we do not produce goods, or carry inventory, once our tech and services are fully commercialized, our capacity is effectively limitless, governed only by the number of servers and cloud space we choose to deploy and a relatively marginal increase in staff for customer service.

Our model is structured to be win-win and is focused on the following activity: (1) e-tailer sales; (2) White labelling our apps for prominent and technologically savvy e-tailers (“TrueSize”), and couriers (BoxSizeID), (3) free apps and premium apps (4) ancillary big data analytics.

MySize: Positioned for Success in 2017 and beyond

●	Plans to commercialize our technology
●	A multi-billion demand-driven addressable market.
●	Pipeline of apps, in development, catering to the needs of the global e-marketplace.
●	A scalable business model with practically unlimited capacity.
●	A senior management team and Board of Directors of seasoned, veteran industry experts.
●	Additional growth initiatives spanning a R&D subsidiary in Poland to our previously reported relationship with Katz Shipping in Israel and Trucco in Spain.
●	A robust IP portfolio surrounding our technology and methods.

Looking ahead, we anticipate reaching commercialization in the second half of the current calendar year, accelerating growth into 2018 and beyond.

I would like to thank you for your continued trust, enthusiasm and belief in MySize. It is an honor to lead your Company into what I strongly believe to be a bright and prosperous future.

Sincerely yours,

Ronen Luzon

Chief Executive Officer

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